Exhibit 10.7

NORTHEAST COMMUNITY BANK
OUTSIDE DIRECTOR RETIREMENT PLAN

ARTICLE I
DEFINITIONS

Administrator means the Board of Directors of the Bank, which shall have the authority to manage and control the operation of this Plan as set forth in Article III of the Plan.

Bank means Northeast Community Bank, White Plains, New York.

Beneficiary means the individual or individuals designated by a Director to receive benefits in the event of his death.

Benefit Percentage means the applicable percentage of Director Fees used to calculate a Director’s benefit under Section 2.1 as determined under the following schedule:

Completed Years as a Director	Benefit Percentage
less than 10	0%
10 but less than 15	50%
15 but less than 20	75%
20 or more	100%

Notwithstanding anything in this Plan to the contrary, in the event a Director’s termination of service occurs (1) by reason of death while actively serving as a member of the Board or (ii) on or after the effective date of a Change in Control, the Director’s Benefit Percentage shall be calculated by using the greater of (i) actual Years of Service or (ii) ten (10) years. For purposes of this definition, a “year of service” shall mean each 12-month period of service completed by a Director, beginning with the date the Director commenced service as a member of the Board of Directors.

Cause means, with respect to a Director’s termination for Cause, removal as a result of the Director’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar infractions) or a final cease-and-desist order.

Change in Control means the occurrence of any one of the following events:

(1)	Merger: Northwest Community Bancorp, Inc., the holding company for the Bank (the “Company”), merges into or consolidated with another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation.

(2)	Acquisition of Significant Share Ownership: The Company files, or is required to file, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the Schedule disclosed that the filing person or persons acting in concert has or have become the beneficial owner(s) of 25% or more of a class of the Company’s voting securities, but this clause (2) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

(3)	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (3), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(4)	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

Notwithstanding anything in this Plan to the contrary, in no event shall the reorganization of the Bank into the mutual holding company form of organization or the conversion of the Bank to the full stock holding company form of organization (including the elimination of the mutual holding company) for purposes of this Plan.

Director means a member of the Board of Directors of the Bank serving as of the Effective Date. The Board may, in its sole discretion, designate any new member of the Board of Directors as a Director for purposes of this Plan.

Director Fees means, for each Director, the cash remuneration for services as a director (inclusive of any periodic retainers and attendance fees for regularly scheduled meetings but exclusive of fees paid for special meetings or for attending committee meetings) paid to that Director by the Bank or any parent or subsidiary of the Bank during the twelve completed calendar months preceding termination of service as a Director.

Effective Date means January 1, 2006.

Plan means this Northeast Community Bank Outside Director Retirement Plan.

Total Disability means a physical or mental condition which, in the opinion of a physician acceptable to the Bank, precludes a Director from continuing to serve as a Director.

Vested Percentage means the percentage of the benefit under Section 2.1 to which a Director is entitled at termination of service as determined in accordance with the following schedule:

Completed Years of Service
Following the Effective Date	Vested Percentage
less than 1	0%
1	20%
2	40%
3	60%
4	80%
5 or more	100%

Notwithstanding anything in this Plan to the contrary, a Director who terminates service by reason of death, Total Disability or following the occurrence of a Change in Control shall have a Vested Percentage of hundred percent (100%). For purposes of this definition, a “year of service” shall mean each 12-month period of service completed by a Director after the Effective Date.

ARTICLE II
BENEFITS

2.1       Director Benefits. Upon a Directors’ termination of service (the “Termination Date”), other than upon removal for Cause, the Director shall be entitled to receive an amount determined by applying the following formula:

Director Benefit = (Director Benefit Percentage x Director Fees) x Director Vested Percentage

Except as otherwise provided for herein, the benefit under this Section 2.1 shall be paid to the Director’s designated Beneficiary) for one hundred and twenty (120) consecutive months immediately following the month in which the Termination Date occurs. In the event the Director’s death occurs after the commencement of monthly benefit payments, any remaining installments shall be paid to the Director’s designated Beneficiary beginning in the month immediately following the date of death. In the event the Director’s Termination Date occurs on or after the effective date of a Change in Control, the benefit under this Section 2.1 shall be paid in a lump sum amount that is actuarially equivalent to the Director’s monthly benefit. In determining the lump sum amount, the Administrator shall use the same interest rate used by the Bank under FAS 87 to compute its liability with respect to the Plan. The lump sum payment shall made to the Director (or the Directors designated Beneficiary) not later than ten (10) days after the effective date of the Change in Control.

Section 2.2 Removal for Cause. Notwithstanding anything in this Plan to the contrary, no benefit shall be payable under this Plan to a Director who is removed as a Director of the Bank or any affiliate of the Bank for Cause.

ARTICLE III
ADMINISTRATION

Section 3.1 Administration of Plan. The Administrator shall have complete responsibility for the administration of this Plan. The Administrator shall have full power and authority to adopt rules and regulations for the administration of this Plan; provided, however, that such rules and regulations are not inconsistent with the provisions of this Plan.

Section 3.2 Delegation of Responsibility. The Administrator may delegate duties involved in the administration of this Plan to such person or persons whose services are deemed by it to be necessary or convenient.

Section 3.3 Payment of Benefits. The amounts payable as benefits under this Plan shall be paid solely from the general assets of the Bank. No Director shall have any interest in any specific assets of the Bank under the terms of this Plan. This Plan shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between any Director and the Bank. The Bank’s obligations under this Plan are purely contractual and shall not be funded or secured in any way.

Section 3.4 Construction of Plan. The Bank shall have the power to construe the Plan and to determine all questions of fact or law arising under the Plan. It may correct any defect, supply any omission or reconcile any inconsistency in the Plan in such manner and to such extent as it may deem appropriate.

Section 3.5 Designation of Beneficiaries. Each Director shall designate a Beneficiary and a contingent Beneficiary to whom death benefits due under the Plan at the date of his death shall be paid. If any Director fails to designate a Beneficiary or if the designated Beneficiary predeceases any director, death benefits due under the Plan at that Director’s death shall be paid to hiss contingent Beneficiary or, if none, to the deceased Directors’ surviving spouse, if any, and, if none, to the deceased Director’s estate

ARTICLE IV
AMENDMENT OR TERMINATION OF PLAN

Section 4.1 Termination. The Bank may terminate this Plan at any time. The Bank shall treat all Directors as if they had ceased being a Director on the effective date of the termination of this Plan and shall pay to each such Director monthly amounts determined in accordance with Article 2 and based on their Benefit Percentages, Vested Percentages and the rate of Director Fees in effect on the date on which this Plan is terminated.

Section 4.2 Amendment. The Bank may amend the provisions of this Plan at any time; provided, however, that no amendment shall adversely affect the rights of Directors or their Beneficiaries with respect to the amounts payable had this Plan terminated immediately prior to the amendment.

ARTICLE V
MISCELLANEOUS

Section 5.1 Successors. This Plan shall be binding upon the successors of the Bank.

Section 5.2 Duration of Plan. Subject to Section 4.1 of this Plan, this Plan shall terminate distributed in full pursuant to the terms of this Plan.

Section 5.3 Governing Law. This Plan shall be construed and interpreted pursuant to, and in accordance with, the laws of the State of New York, except to the extent that federal law applies.

Section 5.4 Non-Alienation. No Director or his Beneficiary shall have any right to anticipate, pledge, alienate or assign any of his rights under this Plan, and any effort to do so shall be null and void. The benefits payable under this Plan shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.

Section 5.5 Gender and Number. Words in one (1) gender shall be construed to include the other genders where appropriate; words in the singular or plural shall be construed as being in the plural or singular where appropriate.

Section 5.6 Headings. The headings in this Plan are solely for convenience of reference and shall not affect its interpretation.

Section 5.7 Disclaimer. The Bank makes no representations or assurances and assumes no responsibility as to the performance by any parties, solvency, compliance with state and federal securities regulation or state and federal tax consequences of this Plan or participation therein. It shall be the responsibility of the respective Directors to determine such issues or any other pertinent issues to their own satisfaction.

Section 5.8 Disclaimer. The Bank makes no representations or assurances and assumes no responsibility as to the performance by any parties, solvency, compliance with state and federal securities regulation or state and federal tax consequences of this Plan or participation therein. It shall be the responsibility of the respective Directors to determine such issues or any other pertinent issues to their own satisfaction.

Section 5.9 Section 409A Compliance. This Plan shall be interpreted in accordance with, and shall comply in form and operation with, Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, the Board of Directors of the Bank may adopt such amendments to the Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board of Directors of the Bank determines are necessary or appropriate to (a) exempt the benefits under the Plan from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided for under the Plan, or (b) comply with the requirements of Section 409A (including, without limitation, any related Department of Treasury guidance).

NORTHEAST COMMUNITY BANK

OUTSIDE DIRECTOR RETIREMENT PLAN

Participants as of the Effective Date (January 1, 2006)

Diane B. Cavanaugh

Arthur M. Levine
Harry A.S. Read
Linda M. Swan
Kenneth H. Thomas

AMENDMENT TO NORTHEAST COMMUNITY BANK
OUTSIDE DIRECTOR RETIREMENT PLAN

I.                    The Plan is amended to revise Section 2.1 to read as follows —

2.1       Director Benefits. Upon a Director’s termination of service (the “Termination Date”), other than upon removal for Cause, the Director shall be entitled to receive an amount determined by applying the following formula:

Director Benefit = (Director Benefit Percentage x Director Fees) x Director Vested Percentage

Except as otherwise provided for herein, the benefit under this Section 2.1 shall be paid to the Director (or, if applicable, the Director’s designated Beneficiary) for one hundred and twenty (120) consecutive months immediately following the month in which the Termination Date occurs. In the event the Director’s death occurs after the commencement of monthly benefit payments, any remaining installments shall be paid to the Director’s designated Beneficiary beginning in the month immediately following the date of death. In the event the Director’s Termination Date occurs on or within 24 months following the effective date of a Change in Control, the benefit under this Section 2.1 shall be paid in a lump sum amount that is actuarially equivalent to the Director’s monthly benefit payments. In determining the lump sum amount, the Administrator shall use the same interest rate used by the Bank under FAS 87 to compute its liability with respect to the Plan. The lump sum payment shall be made to the Director (or the Director’s designated Beneficiary) not later than ten (10) days after the effective date of the Change in Control or, if later, not later than ten (10) days after the Director’s Termination Date.

II.                 The Plan is amended to revise Section 4.1 to read as follows —

Section 4.1 Termination. The Bank may terminate this Plan at any time to the extent permitted by the termination provisions of Code section 409A. The Bank shall treat all Directors as if they had ceased being a Director on the effective date of the termination of this Plan and shall pay to each such Director a lump sum amount that is the actuarial equivalent of the monthly amounts determined in accordance with Article 2 and based on their Benefit Percentages, Vested Percentages and the rate of Director Fees in effect on the date on which this Plan is terminated. In determining the lump sum amount, the Administrator shall use the same interest rate used by the Bank under FAS 87 to compute its liability with respect to the Plan.

This Amendment to the Northeast Community Bank Outside Director Retirement Plan is adopted this 21st day of June 2018, to be effective as of May 1, 2018.

NORTHEAST COMMUNITY BANK

By:	/s/ Diane B. Cavanaugh
Name: Diane Boenig Cavanaugh
Title: Director